Exhibit 2.6

AMENDED AND RESTATED BINDING HEADS OF AGREEMENT

PRIVATE AND CONFIDENTIAL

On May 10, 2024, the Parties (as defined below) entered into a Heads of Agreement, (the May Heads of Agreement), which was amended and restated by the Heads of Agreement dated September 21, 2024 (together with the May Heads of Agreement, the Original Heads of Agreement) and the Parties hereby agree that the Original Heads of Agreement should be amended and restated in its entirety, as set forth below.

Braiin Limited is a pioneering technology company specializing in cutting-edge solutions across diverse domains. This binding heads of agreement (Binding HOA) sets out the terms upon which the persons set out in Annex A (Investors) will be issued shares in Braiin Limited or its affiliates (including parent company/ies) (Braiin), by way of subscription to shares of Braiin.

This Binding HOA dated June _27, 2025 (Execution Date) supersedes any and all previous correspondence, agreements or understandings between the parties including the Original Heads of Agreement, in respect of the subject matter of this Binding HOA (Parties) and is binding on any of the Parties.

1.	Investment

Subject to the terms of a formal share subscription agreement (Share Subscription Agreement), the Investors agree to subscribe to, in accordance with the terms of a Share Subscription Agreement, and Braiin agrees to issue and allot to the Investors, such number of fully paid-up ordinary shares in equity capital of Braiin (Subscription Shares) worth USD 44.57 Million (Investment Amount). The Subscription Shares will be issued based on pricing/formula detailed in the Share Subscription Agreement), free and clear of all encumbrances, except as required by law (the transaction described in this paragraph, Investment).

Each Investor agrees that: (a) 50% of the Subscription Shares held by him/ her shall be subject to a voluntary lock- up for a term of 12 months from Closing (as defined below) during which such Investor shall not sell, dispose of, gift or otherwise transfer such Subscription Shares; and (b) the remaining 50% of the Subscription Shares held by him/ her shall be subject to a voluntary lock-up for a term of 24 months from Closing during which he/ she shall not sell, dispose of, gift or otherwise transfer such Subscription Shares.

2.	Certain Share Subscription Agreement Terms

The transactions contemplated by this Binding HOA and governed by the Share Subscription Agreement will be conditioned upon the satisfaction (or waiver) of customary conditions precedent or pre-Settlement actions, including, but not limited to, the following:

		(a)	Structure

The Parties shall mutually agree on a structure for the transaction which is efficient from a tax and commercial perspective and in compliance with the applicable tax and legal framework in the relevant jurisdictions prior to execution of the Share Subscription Agreement.

		(b)	Admission to NASDAQ or NYSE

Braiin receiving conditional approvals or equivalent approvals, to admit the securities of Braiin (including the Subscription Shares) to trading on NASDAQ or NYSE on terms customary for listing in connection with business combinations.

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(c)	Due Diligence

Completion of legal, technical and financial due diligence of Braiin and its affiliates, to the absolute satisfaction of the Investors.

(d)	Approvals

The Parties obtaining all corporate (in respect of a Party which is a corporate entity), shareholder (in respect of a Party which is a corporate entity) and regulatory approvals necessary to lawfully complete the Investment.

(e)	Indian Exchange Control

Braiin shall provide the Investors with all documents and information required by the Reserve Bank of India and/ or the authorised dealer banks of the Investors to enable: (i) the Investors to complete the Investment including remitting the Investment Amount to Braiin; and (ii) the Investors to report the Investment with the Reserve Bank of India/ authorised dealer banks.

3.	Settlement

The Parties agree to cooperate in good faith to structure the Investment in the Share Subscription Agreement in a tax-efficient manner and in compliance with all applicable law. The closing of the Investment is referred to herein as the Closing.

Braiin: (i) acknowledges that Indian regulations may require Braiin to take certain actions to issue and allot the Subscription Shares to the Investors in the manner and in the proportion set out in the Share Subscription Agreement; and (ii) deliver to the Investors, the share certificates or a holding statement or such other document required under law to evidence the Investors as the owners of such Subscription Shares. Braiin agrees to co-operate for compliance of the aforesaid Indian regulations.

Braiin acknowledges that certain other actions may be required to be undertaken by Braiin under law for the Investors to acquire the free and marketable title to the relevant Subcription Shares that will be set out in the Share Subscription Agreement.

Each Investor shall report their respective Investment with the Reserve Bank of India/ its authorised dealer banks in the form, manner and within the timelines set out under applicable law. Braiin shall reasonably cooperate with the Investors to enable the Investors to make such reporting.

4.	Exclusivity	During the period from the Execution Date until the earlier of: (i) execution of the Share Subscription Agreement; (ii) the later of (a) the listing of the securities on NASDAQ or NYSE and (b) 30 September 2025 (the End Date) or (iii) termination of this Binding HOA, Braiin agrees that it will not participate in any negotiations or discussions with, or provide any information to, or accept or enter into any agreement, arrangement or understanding with, any third parties in respect of a transaction that would materially reduce the likelihood of success of the transactions contemplated by this Binding HOA and will also cease any existing discussions or negotiations regarding such transactions.

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5.	Confidentiality

Each Party is to keep confidential the terms of this Binding HOA and any other information obtained from another during the negotiations preceding the Execution Date or in the course of furthering the transactions contemplated by this Binding HOA whether in the course of conducting due diligence or otherwise (Confidential Information), and is not to disclose it to any person except:

		(a)	to officers, employees, shareholders, legal advisers, auditors and other consultants requiring the information for the purposes of this Binding HOA;

		(b)	with the consent of the Party or Parties which own the Confidential Information;

		(c)	if the information is, at the date of this Binding HOA, lawfully in the possession of the recipient of the information through sources other than any of the other Parties;

		(d)	if required by law;

		(e)	requirements for disclosure under the rules of the U.S. Securities and Exchange Commission or under rules of a stock exchange;

		(f)	if strictly and necessarily required in connection with legal proceedings relating to this Binding HOA;

		(g)	if the information is generally and publicly available other than as a result of a breach of confidence; or

		(h)	to a financier or prospective financier (or its advisers) of a Party.

The Investors must not use any Confidential Information provided to it by or on behalf of Braiin: (i) for any purpose other than the proposed Investment; (ii) to the competitive disadvantage or detriment of Braiin.

A Party disclosing Confidential Information must use all reasonable endeavours to ensure that persons receiving the Confidential Information from it do not disclose the Confidential Information except in the circumstances permitted in this Section.

The obligations under this Section contain obligations separate and independent from the other obligations of the Parties and remain in existence for a period of two years from the date of this Binding HOA, regardless of any termination of this Binding HOA.

6.	Further Acts	Each Party will promptly do and perform all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that Party) required by law or reasonably required by the other Party to give effect to this Binding HOA.

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7.	Governing Law	This Binding HOA is governed by and construed in accordance with the laws of Western Australia. Each Party irrevocably submits to the exclusive jurisdiction of the courts of Western Australia, and the courts competent to determine appeals from such court with respect to any proceedings which may be brought at any time relating to this Binding HOA.

8.	Dispute Resolution

The Parties must endeavour to settle any dispute in connection with this Binding HOA by mediation. The mediation is to be conducted by a mediator who is independent of the Parties and appointed by agreement between the Parties or, failing agreement, within seven days of receiving any Party’s notice of dispute, by a person appointed in accordance with the rules of Singapore International Mediation Centre (SIMC). The rules of SIMC shall apply to the mediation. It is a condition precedent to the right of either party to commence arbitration or litigation, other than for interlocutory relief, that they have first offered to submit the dispute to mediation.

In the event the Parties are unable to settle disputes under this Binding HOA through mediation, the Parties shall refer such dispute to arbitration. which will be administered by the Singapore International Arbitration Centre (SIAC). Each Party to such dispute shall appoint one arbitrator and the presiding arbitrator(s) shall be appointed in accordance with the rules of SIAC. The venue of such arbitration shall be Singapore and the seat shall be Bangalore, India.

9.	Assignment	No Party may assign, novate or otherwise transfer any of its rights or obligations under this Binding HOA without the written consent of the other Party.

10.	Costs	Each Party shall bear their own legal costs of and incidental to the preparation, negotiation and execution of this Binding HOA.

The Parties shall mutually agree upon, and set out in the Share Subscription Agreement, the Party(ies) responsible for bearing stamp duty in relation to the agreements and instruments executed in connection with the Investment.

11.	Tax	No Party makes any representation to the other with regard to the intended tax consequences of the Investment.

12.	Remedies	The rights, power and remedies provided in respect of the binding provisions of this Binding HOA are cumulative with and not exclusive to the rights, power or remedies provided by law independently of this Binding HOA.

13.	Variation	No modification or alteration of the terms of this Binding HOA shall be made unless such modification/ alteration is:

(a) made in writing; (b) dated subsequent to the date of this Binding HOA; and (c) duly executed by all Parties.

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14.	Notices	Each notice authorised or required to be given to a Party shall be in writing and may be delivered personally or sent by properly addressed prepaid mail in each case addressed to the Party at its address set out in below:

In the case of Braiin:

		Address:	283 Rokeby Road Subiaco WA 6008

		Email:	natraj@braiin.com

		Attention:	Natraj Balasubramanian

In the case of the Investors:

		Address:	# 94, 4th Cross, 2nd Block Koramangala Bangalore, 560034 Karnataka India

		Email:	umashankar@visnet.in

		Attention:	Umashankar Bantwal

15.	Severability	If any term or provision of this Binding HOA is invalid, illegal or unenforceable such invalidity, illegality or unenforceability will not affect any other term or provision of this Binding HOA.

16.	Counterparts	This Binding HOA may be executed in any number of counterparts. All counterparts will be taken to constitute one instrument. Signatures by means of electronic communication are taken to be valid and binding to the same extent as original signatures.

17.	Interpretation	In this Binding HOA:

		(a)	headings are for convenience only and do not affect its interpretation;

		(b)	specifying anything after the words “include” or “for example” or similar expressions does not limit what else is included;

and unless the context otherwise requires:

		(c)	an obligation or liability assumed by, or a right conferred on, two or more Parties binds or benefits all of them severally only;

		(d)	the expression person includes an individual, the estate of an individual, a corporation, an authority, an association or joint venture (whether incorporated or unincorporated), a partnership and a trust;

		(e)	a reference to any party includes that party’s executors, administrators, successors and permitted assigns, including any person taking by way of novation;

		(f)	a reference to a body, other than a party to this Binding HOA whether statutory or not:

(i) which ceases to exist; or

(ii) whose powers or functions are transferred to another body, is a reference to the body which replaces it or substantially succeed its powers or functions;

		(g)	a reference to any document (including this Binding HOA) is to that document as varied, novated, ratified or replaced from time to time, in accordance with the terms of such document;

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(h)	a reference to any statute or to any statutory provision includes any statutory modification or re- enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(i)	words importing the singular include the plural (and vice versa) and words indicating a gender include every other gender;

(j)	reference to parties, clauses, sections, schedules, exhibits or annexure are references to parties, clauses, sections, schedules, exhibits and annexure to or of this Binding HOA and a reference to this Binding HOA includes any schedule, exhibit or annexure to this Binding HOA;

(k)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(l)	a reference to time is to Indian Standard Time as observed in India;

(m)	if a period of time is specified and dates from a given day or the day of an event, it is to be calculated exclusive of that day;

(n)	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(o)	if an act prescribed under this Binding HOA to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day;

(p)	a reference to a payment is to a payment by electronic funds transfer or such other form of cleared funds the recipient otherwise allows in the relevant lawful currency specified;

(q)	a reference to a party using or an obligation on a party to use reasonable endeavours or its best endeavours does not oblige that party to:

	(i)	pay money:

(A)	in the form of an inducement or consideration to a third party to procure something (other than the payment of immaterial expenses or costs, including costs of advisers, to procure the relevant thing); or

		(B)	in circumstances that are commercially onerous or unreasonable in the context of this Binding HOA;

	(ii)	provide other valuable consideration to or for the benefit of any person; or

	(iii)	agree to commercially onerous or unreasonable conditions.

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18.	Termination	This Binding HOA shall be effective from the Execution Date and shall be terminated:

		(i)	by any Party with a written notice to the other Parties, in case the Share Subscription Agreement are not executed by the End Date;

		(ii)	automatically, upon execution of the Share Subscription Agreement;

		(iii)	by mutual agreement of all Parties in writing; or

		(iv)	the Investors/Braiin communicating, at any time prior to the End Date, to Braiin/Investors, of their intent not to pursue the Investment.

Upon termination of this Binding HOA, the agreement constituted by this Binding HOA (other than terms in respect of Confidentiality set out in Clause 5 which will be governed in accordance with the terms of Clause 5) will come to an end and the Parties will be released from their obligations under this Agreement (other than in respect of any prior breaches of binding provisions of this Binding HOA).

If the terms and conditions set out above are acceptable, please execute this Binding HOA in the appropriate place below.

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EXECUTED by BRAIIN LIMITED

in accordance with section 127 of the

Corporations Act 2001 (Cth)

/s/ Natraj Balasubramanian
Signature of director

Natraj Balasubramanian
Name of director

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EXECUTED by the INVESTORS

/s/ Suresh Kamath
Suresh Kamath (on behalf of the Investors)

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Annex A

Investors

/s/ Vijetha Umashankar

1. Vijetha Umashankar

/s/ Swetha K. Acharya

2. Swetha K. Acharya

/s/ Suresh Kamath

3. Suresh Kamath

/s/ T S Prajwal

4. T S Prajwal

/s/ Girija N

5. Girija N

/s/ Nagambika

6. Nagambika

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